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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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
                                                                THREE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
Weighted average number of shares of Common Stock
  outstanding...............................................     34,539     31,031
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...      1,758      2,380
                                                                -------    -------
Weighted average shares outstanding.........................     36,297     33,411
                                                                =======    =======
Pro forma net income........................................    $ 1,270    $ 3,512
                                                                =======    =======
Pro forma net income per common share.......................    $  0.03    $  0.11
                                                                =======    =======
                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                                ------------------
                                                                 1998       1997
                                                                -------    -------
Weighted average number of shares of Common Stock
  outstanding...............................................     34,172     29,189
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...         --      1,821
Stock options and convertible stock issued during the twelve
  months immediately preceding the offering date............         --        133
Stock issued to satisfy S corporation distribution based
  upon the estimated initial public offering price per
  share.....................................................         --         --
                                                                -------    -------
Weighted average shares outstanding.........................     34,172     31,143
                                                                =======    =======
Pro forma net income (loss).................................    $(1,087)   $ 8,832
                                                                =======    =======
Pro forma net income (loss) per common share................    $ (0.03)   $  0.28
                                                                =======    =======
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